News Release

Amkor Reports Fourth Quarter and Full Year 2004 Results

CHANDLER, Ariz., February 8, 2005 — Amkor Technology, Inc. (Nasdaq: AMKR) reported fourth quarter sales of $453 million, down 8% from the third quarter of 2004 and down 1% from the fourth quarter of 2003. Amkor’s fourth quarter net loss was $36 million, or ($0.21) per share, compared with net income of $23 million, or $0.13 per share, in the fourth quarter of 2003. Amkor’s fourth quarter 2003 net income included a $7 million gain on the sale of a marketable security partially offset by $5 million in debt retirement costs associated with the repurchase of convertible notes.

For the full year 2004, Amkor’s sales were $1.9 billion, up 19% over the full year 2003. For 2004, Amkor’s loss from continuing operations was $38 million or ($.21) per share, compared with a loss from continuing operations for the year 2003 of $52 million or ($.31) per share. In 2003, Amkor recognized a gain from discontinued operations of $55 million or $.32 per share.

“During 2004 we undertook several strategic initiatives designed to extend our technology leadership, augment our product and service offering, improve our competitiveness and strengthen our customer relationships,” said James Kim, Amkor’s chairman and chief executive officer. “These initiatives included a realignment of our management team; a broad expansion of our operational footprint, including the acquisition of a new factory in Taiwan; an increased focus on flip chip and test; expansion of our design and development activities; creation of a long-term supply agreement with IBM; the acquisition of IBM’s Singapore test operation; and the acquisition of Unitive.”

“During the course of 2004 we invested more than $600 million to support our existing and future customers through these initiatives,” said Kim. “Our goal is to ensure that Amkor is properly positioned to take advantage of growth opportunities arising not only from the pending industry recovery, but over the long term as well. These initiatives constrained cash flow and negatively impacted profitability during 2004, and the short term costs associated with these initiatives have been further impacted by weakening business conditions in the semiconductor industry. Nonetheless, we believe this strategy represents a strong platform for enhancing shareholder value over the long term.”

“Our collaboration with IBM and acquisition of Unitive jointly create a foundation for growth,” said John Boruch, Amkor’s president and chief operating officer. “Under the IBM supply agreement, Amkor should supply a substantial majority of the IC assembly and test outsourced by IBM through 2010. The test portion of this relationship started last year when we acquired IBM’s Singapore test operation. We have made excellent progress with this new test center and are in the process of building a critical mass of test assets to support IBM as well as third party customers who recognize the value of a Singapore test location.”

“The assembly portion under the IBM agreement is expected to build over the next several quarters as IBM transitions business to Amkor from other outsourced assembly and test companies,” said Boruch. “The incremental IBM business in Q1 will not materially offset what will otherwise be a seasonally weak first quarter.”

“Unitive’s leading technology for electroplated wafer bumping and die level processing will help Amkor address exciting growth opportunities in Flip Chip and Wafer Level Packaging — two of the fastest growing markets in our industry,” said Boruch. “Over the past several months we have seen a significant increase in customer interest for wafer level packaging solutions. As the year progresses we will likely need to expand our WLP capacity, not only at Unitive in North Carolina, but also in one of our Asian factories.”

“We are also seeing strong interest in our ability to provide turnkey flip chip solutions - including bump, probe, assembly and final test – to IC suppliers for the graphics, chip set and video game console industries,” said Boruch. “During 2005 we will expand Unitive’s 12 inch wafer bumping line in Taiwan and build operational scale in probe, assembly and final test in our new T3 factory, which is co-located with Unitive in Hsinchu Taiwan.”

“Fourth quarter revenue, gross margin and net loss were all within our guidance range,” said Ken Joyce, Amkor’s chief financial officer. “Gross margin fell to 16% from 18% in the third quarter, reflecting the combined impact of lower quarterly revenue and increased factory operating costs in connection with our expansion initiatives. Near term, we expect continued pressure on gross margin, reflecting the combined impact of lower asset utilization, competitive pricing actions, and absorption of costs associated with our recent acquisitions.”

“Fourth quarter SG&A expenses were $55 million. Third quarter SG&A expenses were $53 million and reflected the reversal of $2.4 million in employee bonus compensation that was accrued in the first half of 2004,” said Joyce.

Legal expenses (which are included in SG&A Expenses) related to the mold compound litigation and Amkor’s patent infringement lawsuit against Carsem declined to $5 million in the fourth quarter from $8 million in the third quarter. The lower level of legal expenses this quarter was offset by higher costs in connection with our factory expansion program and increased corporate overhead.

In December 2004 we reported a favorable verdict in the mold compound litigation when the jury in the Philips trial determined that Amkor had no liability under Philips’ earlier settlement with Maxtor. Following this favorable verdict, in the fourth quarter we reversed a reserve of $1.5 million that was provided in the first quarter related to a proposed settlement of this lawsuit. In the Carsem case, following an unfavorable Initial Determination by the International Trade Commission Administrative Law Judge in November 2004 we filed petition for a full ITC review. On February 3 we announced that the ITC has ordered a full review of the Initial Determination, and we expect the Commission to complete its investigation by March 31, 2005.

“Fourth quarter capital expenditures totaled $38 million and were focused on test and flip chip,” said Joyce. “We are currently budgeting capital expenditures of $50 million for the first quarter of 2005 as we continue to expand our capabilities in flip chip, wafer level packaging and test.”

“Our liquidity improved during the fourth quarter, as we entered into a $300 million second lien term loan to provide Amkor with additional liquidity during the current semiconductor industry downturn. This loan has a single bullet payment due October 27, 2010,” said Joyce.

In connection with recent tax law changes, during the fourth quarter we realigned our corporate tax structure and repatriated approximately $172 million in earnings of foreign operations, which were offset by utilization of $172 million of our U.S. net operating loss carryforwards. At December 31, 2004 Amkor had U.S. net operating losses available for carryforward totaling $271 million expiring through 2024. Additionally, at December 31, 2004, we had $71 million of non-U.S. operating losses available for carryforward, expiring through 2013.

Selected operating data for the fourth quarter of 2004 is included in a section before the financial tables.

Business outlook
Our customers remain cautious about end-market demand and are exercising tight control over inventory. The high degree of uncertainty in the semiconductor sector is reflected by continued weakness in our customers’ forecasts going into what is typically a seasonally down first quarter.

On the basis of current customer forecasts, we have the following expectations for the first quarter of 2005:

•	Revenue in the range of 8% to 12% below the fourth quarter of 2004.

•	Gross margin in the range of 10% to 12%.

•	Net loss in the range of $0.34 to $0.40 per share.

Amkor will conduct a conference call on February 8, 2005 at 5:00 p.m. eastern time. The call can be accessed by dialing 303-205-2130 or by visiting the investor relations page of our web site: www.amkor.com or CCBN’s website, www.companyboardroom.com. An archive of the webcast can be accessed through the same links and will be available until our next quarterly earnings conference call. An audio replay of the call will be available for 48 hours following the conference call by dialing 303-590-3000 passcode: 11015635#.

About Amkor
Amkor is a leading provider of contract semiconductor assembly and test services. The company offers semiconductor companies and electronics OEMs a complete set of microelectronic design and manufacturing services. More information on Amkor is available from the company’s SEC filings and on Amkor’s web site: www.amkor.com.

Forward Looking Statement Disclaimer
This press release contains forward-looking statements within the meaning of federal securities laws, including, without limitation, statements regarding the following: the pending industry recovery, Amkor’s platform for enhancing shareholder value; Amkor’s level of supply of IC assembly and test outsourced by IBM in the near term and through 2010; the building of a critical mass of test assets; Amkor’s need to expand WLP capacity; planned expansion of Unitive’s 12 inch wafer bumping line and operational scale in probe, assembly, final test and other capabilities in flip chip, wafer level packaging and test; Amkor’s financial performance, including expected revenue, gross margin, and net loss; expected asset utilization, competitive pricing actions, and absorption of costs associated with recent acquisitions; Amkor’s positioning for the long term; the trend in declining customer forecasts; review of the Carsem litigation; budgeted capital expenditure; and the statements contained under Business Outlook. These forward-looking statements are subject to a number of risks and uncertainties that could affect future results and cause actual results and events to differ materially from historical and expected results, including, but not limited to, the following: the highly unpredictable nature of the semiconductor industry; volatility of consumer demand for products incorporating our semiconductor packages; weakness in the forecasts of Amkor’s customers; customer modification of and follow through with respect to forecasts provided to Amkor; deterioration of the U.S. or other economies; the highly unpredictable nature of litigation; our relationship with IBM; the satisfaction of conditions in the agreements entered into in connection with the IBM transaction; the incurrence of significant additional cost and expense necessary for the increase in Amkor’s capacity; worldwide economic effects of terrorist attacks and military conflict; competitive pricing and declines in average selling prices; timing and volume of orders relative to the production capacity; fluctuations in manufacturing yields; competition; the risk of adverse results of litigation against us; dependence on international operations and sales; dependence on raw material and equipment suppliers; exchange rate fluctuations; dependence on key personnel; difficulties in managing growth; enforcement of intellectual property rights; environmental regulations and technological challenges.

Further information on risk factors that could affect the outcome of the events set forth in these statements and that could affect the company’s operating results and financial condition is detailed in the company’s filings with the Securities and Exchange Commission, including the Report on Form 10-K for the year ended December 31, 2003 and Form 10-Q for the quarter ended September 30, 2004.

Contact:

Jeffrey Luth
VP Corporate Communications
480-821-5000 ext. 5130
jluth@amkor.com

(selected operating data and tables to follow)

Selected operating data for the fourth quarter and full year of 2004

		4th Quarter	Full Year
•	Capital expenditures:	$38 million	$406 million
•	Depreciation and amortization:	$61 million	$230 million
•	Free cash flow *	($15 million)	($189 million)

       * Reconciliation of free cash flow to the most directly comparable GAAP measure:

Net cash provided by continuing operating activities	$23 million	$217 million
Less purchases of property, plant and equipment	($38 million)	($406 million)

Free cash flow from continuing operations	($15 million)	($189 million)

We define free cash flow from continuing operations as net cash provided by continuing operating activities less purchases of property, plant and equipment. Free cash flow is not defined by generally accepted accounting principles, and our definition of free cash flow may not be comparable to similar companies.

•	Capacity utilization was approximately 70%. We calculate capacity utilization as revenue divided by revenue generating capacity (RGC) at quarter-end. We define RGC as 100% of installed capacity (based on the bottleneck limitations for each production line), using quarterly average selling price.

•	Assembly unit shipments were 1.6 billion, down 15% from Q3 2004.

•	Assembly unit shipments for 2004 were 7.2 billion, up 30% from 2003.

•	Percentage of revenue — Fourth Quarter
	Leadframe packages	41%
	Laminate packages	45%
	Other packages	4%
	Test	10%

(tables to follow)

AMKOR TECHNOLOGY, INC.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	For the Three Months Ended
	December 31,
	2004	2003
	(unaudited)
Net revenues	$453,254	$458,906
Cost of revenues	379,812	344,685
Gross profit	73,442	114,221

Operating expenses: (1)
Selling, general and administrative	54,845	46,962
Research and development	9,166	7,492
Loss on disposal of fixed assets, net	168	284
Amortization of acquired intangibles	1,947	2,080
Special charges, net (2)	(580)	125

Total operating expenses	65,546	56,943

Operating income	7,896	57,278

Other expense (income):
Interest expense, net	41,177	32,787
Foreign currency loss (gain)	1,977	(1,939)
Other income, net	(354)	(8,824)
Debt retirement costs (3)	—	5,168

Total other expense	42,800	27,192

Income (loss) before income taxes, equity investment gain (loss), and minority interest	(34,904)	30,086
Equity investment gain (loss)	(4)	265
Minority interest	717	(1,873)

Income (loss) before income taxes	(34,191)	28,478

Provision for income taxes	1,901	5,839

Net income (loss)	$(36,092)	$22,639

Per Share Data:
Basic and diluted net income (loss) per common share	$(0.21)	$0.13

Shares used in computing basic net income (loss) per common share	175,718	170,910

Shares used in computing diluted net income (loss) per common share	175,718	177,197

(1) Certain previously reported amounts have been reclassified to conform with the current presentation.
(2) Special charges include the following:
Contract termination fee	$—	$2,011
Gain on facility shutdown accruals	—	(1,886)
Reversal of accrual on legal settlement	(1,500)	—
Corporate relocation expenses	920	—

	$(580)	$125

(3) Debt retirement costs include the following:
Call premium	$—	$2,844
Unamortized deferred debt acquisition costs	—	2,324

	$—	$5,168

AMKOR TECHNOLOGY, INC.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	For the Twelve Months Ended
	December 31,
	2004	2003
	(unaudited)
Net revenues	$1,901,279	$1,603,768
Cost of revenues	1,533,447	1,267,302

Gross profit	367,832	336,466

Operating expenses: (1)
Selling, general and administrative	214,338	175,569
Research and development	36,707	30,167
Gain on disposal of fixed assets, net	(322)	(586)
Amortization of acquired intangibles	6,979	8,183
Special charges, net (2)	920	125

Total operating expenses	258,622	213,458

Operating income	109,210	123,008

Other expense (income):
Interest expense, net	148,902	140,281
Foreign currency loss (gain)	6,190	(3,022)
Other income, net	(27,307)	(6,748)
Debt retirement costs (3)	2,863	37,800

Total other expense	130,648	168,311

Loss before income taxes, equity investment loss, minority interest and discontinued operations	(21,438)	(45,303)
Equity investment loss	(2)	(3,290)
Minority interest	(904)	(4,008)

Loss from continuing operations before income taxes	(22,344)	(52,601)

Provision for income taxes (benefit)	15,192	(233)

Loss from continuing operations	(37,536)	(52,368)

Discontinued operations:
Income from wafer fabrication services business, net of tax of $419 in 2003	—	3,047
Gain on sale of wafer fabrication services business, net of tax of $7,081 in 2003	—	51,519

Income from discontinued operations	—	54,566

Net income (loss)	$(37,536)	$2,198

Per Share Data:
Basic and diluted loss per common share from continuing operations	$(0.21)	$(0.31)
Basic and diluted income per common share from discontinued operations	—	0.32
Basic and diluted net income (loss) per common share	$(0.21)	$0.01

Shares used in computing basic and diluted net income (loss) per common share	175,342	167,142

(1) Certain previously reported amounts have been reclassified to conform with the current presentation.
(2) Special charges include the following:
Contract termination fee	$—	$2,011
Gain on facility shutdown accruals	—	(1,886)
Corporate relocation expenses	920	—

	$920	$125

(3) Debt retirement costs include the following:
Call premium	$1,687	$24,148
Unamortized deferred debt acquisition costs	1,176	11,111
Other debt retirement costs	—	2,541

	$2,863	$37,800

AMKOR TECHNOLOGY, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	December 31,
	2004	2003
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$372,284	$313,259
Accounts receivable:
Trade, net of allowance of $5,074 in 2004 and $6,514 in 2003	265,547	310,096
Other	3,948	4,413
Inventories	111,616	92,439
Other current assets	32,591	49,606

Total current assets	785,986	769,813

Property, plant and equipment, net	1,380,396	1,007,648

Investments	13,762	51,181

Other assets:
Goodwill	656,052	629,850
Acquired intangibles	44,548	37,730
Other	84,624	67,697

	785,224	735,277

Total assets	$2,965,368	$2,563,919

Liabilities and Stockholders’ Equity
Current liabilities:
Bank overdraft	$102	$2,690
Short-term borrowings and current portion of long-term debt	52,147	28,665
Trade accounts payable	211,706	230,396
Accrued expenses	175,075	170,145

Total current liabilities	439,030	431,896
Long-term debt	2,040,813	1,650,707
Other noncurrent liabilities	109,317	78,974

Total liabilities	2,589,160	2,161,577

Minority interest	6,679	1,338
Stockholders’ equity:
Common stock	176	175
Additional paid-in capital	1,323,579	1,317,164
Accumulated deficit	(969,072)	(931,536)
Accumulated other comprehensive gains	14,846	15,201

Total stockholders’ equity	369,529	401,004

Total liabilities and stockholders’ equity	$2,965,368	$2,563,919

AMKOR TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	For the Three Months Ended
	December 31,
	2004	2003
	(unaudited)
Cash flows from continuing operating activities:
(Loss) income from continuing operations	$(36,092)	$22,639
Depreciation and amortization	61,180	54,375
Equity investment (income) loss	4	(265)
Other adjustments to reconcile (loss) income to net cash provided by operating activities	6,638	(1,417)
Changes in assets and liabilities excluding effects of acquisition	(9,061)	1,005

Net cash provided by operating activities	22,669	76,337

Cash flows from continuing investing activities:
Purchases of property, plant and equipment	(37,648)	(82,274)
Other investing activities	511	10,543

Net cash used in investing activities	(37,137)	(71,731)

Cash flows provided by (used in) continuing financing activities	153,660	(30,467)

Effect of exchange rate fluctuations on cash and cash equivalents related to continuing operations	1,781	(1,034)

Cash flows used in discontinued operations	—	(349)

Net increase (decrease) in cash and cash equivalents	140,973	(27,244)
Cash and cash equivalents, beginning of period	231,311	340,503

Cash and cash equivalents, end of period	$372,284	$313,259

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$35,847	$39,319
Income taxes	$1,686	$286

AMKOR TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	For the Year Ended
	December 31,
	2004	2003
	(unaudited)
Cash flows from continuing operating activities:
Loss from continuing operations	$(37,536)	$(52,368)
Depreciation and amortization	230,344	219,735
Equity investment loss	2	3,290
Other adjustments to reconcile loss to net cash provided by operating activities	442	52,563
Changes in assets and liabilities excluding effects of acquisitions	23,362	(46,874)

Net cash provided by operating activities	216,614	176,346

Cash flows from continuing investing activities:
Purchases of property, plant and equipment	(405,726)	(230,504)
Other investing activities	12,032	63,408

Net cash used in investing activities	(393,694)	(167,096)

Cash flows provided by (used in) continuing financing activities	235,175	(22,012)

Effect of exchange rate fluctuations on cash and cash equivalents related to continuing operations	819	1,488

Cash flows provided by discontinued operations	111	13,284

Net increase in cash and cash equivalents	59,025	2,010
Cash and cash equivalents, beginning of period	313,259	311,249

Cash and cash equivalents, end of period	$372,284	$313,259

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$132,057	$147,188
Income taxes	$23,800	$7,839

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